EXHIBIT 99.1

Post Office Box 1037, Covington, Georgia 30015-1037                                        P 770-786-7088    F 770-385-3575                                          www.newtonfederal.com

For Immediate Release

For more information:
Johnny S. Smith
President
(770) 786-7088

Edward J. Cooney
Chief Executive Officer
(678) 742-9990

COMMUNITY FIRST BANCSHARES, INC. COMPLETES MERGER WITH
ABB FINANCIAL GROUP, INC.

COVINGTON, GA– January 13, 2020 – Community First Bancshares, Inc. (NASDAQ: CFBI) (“CFBI”), the parent company of Newton Federal Bank, announced today that it has successfully completed its merger with ABB Financial Group, Inc. (“ABB”), parent company of Affinity Bank, effective the close of business on January 10, 2020.

William D. Fortson, Jr., Chairman of CFBI, noted, “We are pleased to announce the completion of our merger with ABB Financial Group and Affinity Bank. The management teams and employees of Newton Federal Bank and Affinity Bank have worked tirelessly over the last several months to prepare for the integration of our companies. We believe that this transaction will help deliver value through increased operating scale and a presence in highly desirable banking markets.  The combined strength of our institutions will allow us to better serve customers across all of our markets with a wide range of financial products and services, while maintaining the personal service they expect from their community bank.”

Under the terms of the merger agreement, ABB common shareholders will receive cash merger consideration of $7.50 for each share of ABB. Additionally, ABB’s preferred stock is being redeemed and ABB’s trust preferred securities are being acquired by CFBI and canceled.

The completion of the merger has resulted in a bank with approximately $645 million in total assets.

Edward J. Cooney, the former President and Chief Executive Officer of ABB and Affinity Bank, has become CEO of CFBI and Newton Federal Bank and a director of both entities.  Johnny Smith of CFBI will remain President of CFBI and Newton Federal Bank and will continue to serve on the boards of both entities.

Banks Street Partners, a Performance Trust Company, acted as financial advisor to CFBI, and Luse Gorman, PC, served as its legal advisor. RP Financial, LC. provided a fairness opinion to ABB, and Miller & Martin, PLLC served as its legal advisor.

About Community First Bancshares, Inc.

Community First Bancshares, Inc. (NASDAQ: CFBI) is a federal corporation based in Covington, Georgia. The company’s banking subsidiary, Newton Federal Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia and loan production offices

Post Office Box 1037, Covington, Georgia 30015-1037                                                 P 770-786-7088    F 770-385-3575                                                   www.newtonfederal.com

in Athens, Georgia and Braselton, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements”. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the merger to shareholders, expected improvement in operating efficiency resulting from the merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.
Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the parties are unable to implement successful integration strategies; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences. Consequently, no forward-looking statement can be guaranteed. CFBI does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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